CONTACT:	Debra L. Jensen Chief Financial Officer

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

LOS ANGELES, CA November 18, 2004 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the third quarters ended October 2, 2004 and September 27, 2003, respectively.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
THIRD QUARTER EARNINGS RELEASE
(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		(In Thousands, Except Share and Per Share Data)

		October 2,	September 27,	October 2,	September 27,
		2004	2003	2004	2003

Sales	(a)	$113,391	$101,060	$380,648	$301,230

Operating Income	(b)	6,968	4,671	28,725	13,429
Interest, dividend and other income (expense), net		485	366	2,899	1,831

Income before income taxes		7,453	5,037	31,624	15,260
Income tax provision		3,037	2,052	12,886	6,215

Net income		$4,416	$2,985	$18,738	$9,045

Net income per common share (c):
Basic – Class A		$1.36	$.92	$5.77	$2.79
Basic – Class B		1.22	.83	5.20	2.51
Diluted		1.31	.88	5.54	2.68

Weighted average common shares outstanding:
Basic – Class A		2,019,796	2,017,041	2,018,935	2,015,324
Basic – Class B		1,363,456	1,363,584	1,363,517	1,363,584
Diluted		3,383,252	3,382,016	3,382,452	3,380,255

(a)	Comparable store sales increased 12.2% and 26.4% during the thirteen and thirty-nine weeks ended October 2, 2004, respectively, over the same periods of 2003. During the fourth quarter of 2003 and the first quarter of 2004, sales increased significantly resulting from a labor dispute between the United Food and Commercial Workers Union (“UFCW”) and three major grocery retailers in our trade area. Since the February 29, 2004 contract settlement, sales have decreased significantly, as customers returned to their previous shopping patterns. However, sales are still greater than comparable pre-strike periods as the Company has been successful in retaining some of the new shoppers that came to Gelson’s during the labor dispute. Sales were negatively impacted during the last week of the third quarter of 2004 as the Century City store was closed for three weeks due to construction at the Century City Shopping Center where it is located. The Century City store reopened on October 18, 2004.

The Company has revised the way it classifies income from licensed operations within its supermarkets, subleases, leases and finance charges. The Company does not consider the effect of these changes, individually or in the aggregate, to be material. The revisions in classification did not affect operating income, net income, earnings per share, net cash flow or any element of the consolidated balance sheets for the periods presented.

(b)	During the third quarter and first nine months of 2004, operating income increased 49.2% and 113.9%, respectively, compared to the same periods of the prior year. The Company achieved some economies of scale as a result of the increased sales. In the thirty-nine weeks ended October 2, 2004, some of these savings were offset by approximately $2,200,000 in bonus payments to Company employees who are members of the UFCW. In addition, the Company recognized compensation expense related to stock appreciation rights of $798,000 in the first nine months of 2004 compared to $157,000 in the same period of the prior year.

(c)	As required by Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under Financial Accounting Standards Board Statement No. (“FAS”) 128”, basic earnings per share is computed using the Two-Class method. The Company was required to adopt EITF 03-6 beginning with its second quarter ended July 3, 2004. The Company’s Class B Common Stock (“Class B”) is convertible on a share for share basis into Class A Common Stock (“Class A”). Class B shareholders are entitled to share in 90% of the dividends paid to Class A shareholders. EITF 03-6 requires earnings per share for each class of stock to be calculated assuming 100% of the Company’s earnings are distributed according to the formula for the allocation of dividends. Diluted earnings per share is computed using the If Converted method in accordance with FAS 128. Effective November 10, 2004, all of the Company’s Class B shares were converted into an equal number of Class A shares.

Arden Group, Inc.
2020 South Central Avenue, Compton, California 90220
Telephone: (310) 638-2842 Facsimile: (310) 631-0950